Exhibit 99.1

Contacts:

Kimberly Kraemer

Vice President, Corporate Communications &

Investor Relations

Tercica, Inc.

650-624-4949

kimberly.kraemer@tercica.com

Tercica Reports Second Quarter 2005 Financial Results

Brisbane, CA – August 3, 2005 – Tercica, Inc. (Nasdaq: TRCA) announced today the results of operations for the quarter ended June 30, 2005. The net loss was $12.4 million for the second quarter of 2005 compared to a net loss of $11.4 million for the same period in 2004.

Basic and diluted net loss per share was $0.40 in the second quarter of 2005 compared to $0.48 for the same period in 2004. Shares used to compute basic and diluted net loss per share were 31.3 million for the second quarter of 2005 and 23.9 million for the same period in 2004.

“We continue to make excellent progress in our clinical, commercial and manufacturing operations as we near the August 31 PDUFA date for Increlex™,” said John A. Scarlett, M.D., Tercica’s President and Chief Executive Officer. “In addition, we are refining our marketing plans and scaling up our infrastructure to prepare for a January 2006 launch.”

Research and development expenses for the second quarter were $6.3 million compared to $7.2 million for the same period in 2004. The decrease in 2005 is primarily attributable to reduced costs in manufacturing and quality partially off-set by increased clinical trial expenses.

Selling, general and administrative expenses for the second quarter were $6.5 million compared to $3.4 million for the same period in 2004. The results reflect increased litigation expenses and costs associated with being a public company.

Interest expense for the second quarter was $0.3 million compared to zero for the same period in 2004. Interest expense in 2005 is attributable to the amortization of the fair value of the common stock issued in January and May 2005 in connection with a senior credit facility with Venture Lending & Leasing IV, Inc.

Interest income for the second quarter was $0.7 million compared to $0.3 million for the same period in 2004. The increase is attributable to higher average cash balances as well as higher investment returns during the period.

Recent Highlights

•	Tercica completed preparations for Pre-Approval Inspections (PAI) at its contract manufacturing facilities.

•	Tercica presented novel safety, pharmacokinetic, and diagnostic data in one oral and four poster presentations at the 87th Annual Meeting of the Endocrine Society. Some of the data presented are included in the company’s New Drug Application (NDA) for recombinant human Insulin-like Growth Factor-1 (rhIGF-1) for the treatment of short stature caused by primary IGF-1 deficiency (Primary IGFD.)

•	Tercica presented data at the Pediatric Academic Societies 2005 Annual Meeting highlighting the frequency of IGF-1 deficiency (IGFD) among patients currently classified as idiopathic short stature (ISS) or short stature due to unknown causes, in an observational study of U.S. children referred for growth failure.

•	Tercica was added to the Nasdaq Biotechnology Index ®.

About IGF-1 and Primary IGFD

Insulin-like Growth Factor-1 (IGF-1) is the principal hormone necessary for statural growth. IGF-1 is released in response to stimulation by growth hormone. Primary IGFD is diagnosed in children who have normal or elevated secretion of endogenous growth hormone, yet are resistant to its effects, and whose height and serum IGF-1 levels are more than two standard deviations below the mean. A sub-set of these children, whose height and serum IGF-1 levels are more than three standard deviations below the mean, are diagnosed with Severe Primary IGFD.

About Tercica

Tercica, Inc. is a biopharmaceutical company focused on the development and commercialization of products to improve endocrine health. The company’s first product candidate, Increlex™ (mecasermin [rDNA origin] injection), or recombinant human insulin-like growth factor-1 (rhIGF-1), is being developed for the treatment of short stature and associated metabolic disorders. For further information on Tercica, please visit www.tercica.com.

Conference Call and Webcast Information

John A. Scarlett, M.D., the Company’s President and Chief Executive Officer and other members of Tercica’s senior management team will review second quarter financial results via conference call and webcast on Wednesday, August 3, 2005 at 4:30 p.m. Eastern Daylight Time. To access the live teleconference, dial 888-552-9191 (U.S.) or 517-308-9005 (international), and reference the pass code “Tercica.” To access the webcast, please log on to the Company’s website at www.tercica.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. A replay of the webcast and teleconference will be available approximately three hours after the call for seven business days. To access the replay, please call 800-308-3945 (U.S.) or 203-369-3240 (international).

Safe Harbor Statement

Except for the historical statements contained herein, this press release contains forward-looking statements, including without limitation the statement regarding that the Company is planning for a January 2006 product launch. Because Tercica’s forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include without limitation: (1) those risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, most recently Tercica’s Form 10-Q filed on May 16, 2005; and (2) that there would be no product launch if the FDA does not grant Tercica marketing approval, grants Tercica marketing approval covering so few patients that it is not commercially reasonable for the Company to launch, or grants Insmed Incorporated’s product marketing exclusivity under the Orphan Drug Act that would block Tercica from being able to market or sell its product. These statements are based on information as of August 3, 2005, and the Company assumes no obligation to update any forward-looking statement.

TERCICA, INC.

(A DEVELOPMENT STAGE COMPANY)

(In thousands, except per share data)

(Unaudited)

Statements of Operations	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Costs and expenses:
Research and development*	$6,320	$7,157	$11,190	$12,830
Selling, general and administrative*	6,458	3,373	10,638	5,254
Acquired in-process research and development	—	1,167	—	1,417

Total costs and expenses	(12,778)	(11,697)	(21,828)	(19,501)
Interest expense	(294)	—	(793)	—
Interest and other income, net	671	250	1,112	364

Net loss	$(12,401)	$(11,447)	$(21,509)	$(19,137)

Basic and diluted net loss per share	$(0.40)	$(0.48)	$(0.72)	$(1.32)

Shares used to compute basic and diluted net loss per share	31,257	23,852	29,702	14,544

* Includes non-cash stock-based compensation expense as follows:
Research and development	$306	$361	$627	$751
Selling, general and administrative	302	346	628	738

Total	$608	$707	$1,255	$1,489

	June 30, 2005	December 31, 2004
		(1)
Balance Sheet Data
Cash, cash equivalents and short-term investments	$83,479	$52,001
Total assets	89,366	55,022

Total liabilities	9,353	7,345
Total stockholders’ equity	80,013	47,677

(1)	Derived from the audited financial statements for the year ended December 31, 2004 included in the Company’s Form 10-K.